SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
---------------------------------------------------------------

                          Name: PW EUCALYPTUS FUND, L.L.C.

Address of Principal Business Office (No. & Street, City, State,
   Zip Code):

                           1285 Avenue of the Americas
                            New York, New York 10019

Telephone Number (including area code):  (212) 713-2000

Name and address of agent for service of process:

                             Mark D. Goldstein, Esq.
                          c/o PaineWebber Incorporated
                           1285 Avenue of the Americas
                            New York, New York 10019

                                    copy to:

                             Stuart H. Coleman, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes /X/           No / /

                                    SIGNATURE


                  Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 15th day of September, 1999.



                        PW EUCALYPTUS FUND, L.L.C.


                        By:  PW Eucalyptus Management, L.L.C.
                               Manager


                        By:  PW Fund Advisor, L.L.C.
                               Managing Member

                        By:  /S/ ROBERT T. DISCOLO
                                ---------------------
                             Name:  Robert T. Discolo
                             Title: Authorized Representative